POLICY MANAGEMENT SYSTEMS CORPORATION
POST OFFICE BOX TEN
COLUMBIA, SOUTH CAROLINA  29202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 1995

TO THE STOCKHOLDERS OF
POLICY MANAGEMENT SYSTEMS CORPORATION:
NOTICE IS HEREBY GIVEN to the stockholders that the Annual Meeting of Stockholders ("Meeting") of Policy Management Systems
Corporation ("Company") will be held at the offices of the Company at One PMS Center, Blythewood, South Carolina, at 11:00 a.m., on
Wednesday, May 10, 1995, for the following purposes:

(1) To elect three Directors of the Company to hold office for a term of three years and one director for a term of one year and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office, or death;

(2) To consider and act upon the ratification of the selection of independent auditors for 1995;

(3) To consider and act upon the approval of the (a) proposed amendments to the Policy Management Systems Corporation 1989 Stock Option Plan to increase the number of shares of $0.01 par value Common Stock reserved for issuance under said plan by 2,250,000 shares, to permit optionees to exercise options not otherwise exercisable in the event there is a change in control of the Company, and to authorize the Board of Directors of the Company to permit certain optionees to exercise options not otherwise exercisable in the event the person resigns or retires from the Company and (b) performance goal components within the Plan;

(4) To consider and act upon the approval of the Policy Management Systems Corporation Employee Stock Purchase Plan; and

(5) To take such other action and transact such other business which may properly and lawfully come before the Meeting or any adjournment thereof;

all as set forth in the Proxy Statement accompanying this Notice.

The transfer books of the Company were closed as of the end of business on March 16, 1995, the record date, for purposes of determining stockholders entitled to notice of and to vote at the Meeting, but were not closed for any other purpose.

STOCKHOLDERS ARE URGED TO COMPLETE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES. YOUR ATTENDANCE AT THE MEETING IS URGED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND EXECUTE THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WANT TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS AND ALL OTHER PROPOSALS DESCRIBED HEREIN TO BE CONSIDERED AT THE MEETING.

By Order of the Board of Directors


Stephen G. Morrison
April 6, 1995  Secretary

POLICY MANAGEMENT SYSTEMS CORPORATION
POST OFFICE BOX TEN
COLUMBIA, SOUTH CAROLINA  29202

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 1995

General: This Proxy Statement is furnished to the holders of the $.01 par value common stock ("Stockholders" and "Common Stock, respectively) of Policy Management Systems Corporation ("Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at its Annual Meeting of Stockholders ("Meeting") to be held at the offices of the Company, One PMS Center, Blythewood, South Carolina, on Wednesday, May 10, 1995 at 11:00 a.m. It is anticipated that this Proxy Statement will be mailed to Stockholders on or about April 6, 1995.

A proxy card is enclosed. Any Stockholder sending the enclosed proxy to the Company has the power to revoke it at any time before it is exercised by: (1) executing and delivering a valid proxy bearing a later date; (2) delivering written notice of revocation to Stephen G. Morrison, Secretary, Policy Management Systems Corporation, Post Office Box Ten, Columbia, South Carolina 29202; or (3) appearing at the Meeting and voting in person. When proxies in the accompanying form are returned properly executed, the shares represented by proxies which have not been revoked will be voted according to the instructions noted thereon.

Unless otherwise specified, the proxies will be voted in favor of the three nominees for election to the Board of Directors for a term of three years, in favor of the one nominee for election to the Board of Directors for a term of one year, in favor of the ratification of the selection of Coopers & Lybrand as independent auditors, in favor of approval of the amendments to the Policy Management Systems Corporation 1989 Stock Option Plan ("Amendments to the 1989 Stock Option Plan") together with the performance goal components within that Plan and approval of the Policy Management Systems Corporation Employee Stock Purchase Plan ("Stock Purchase Plan"). The Board of Directors is not aware at this date of any other matters that will come before the Meeting. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

Expenses of Solicitation: The cost of soliciting proxies will be borne by the Company. Officers, Directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company has entered into an agreement with D.F. King & Company, Inc. to assist with solicitation of proxies for the Meeting for a fee estimated at $6,000 plus expenses.

Voting: Only holders of record of outstanding shares of Common Stock as of the close of business on March 16, 1995, ("Record Date") will be entitled to notice of and to vote at the Meeting. Each share is entitled to one vote. On the Record Date, there were 19,362,984 shares of Common Stock outstanding. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum of the Meeting. Abstentions and broker non-votes are counted as being present for purposes of attaining a quorum. The Company's Articles of Incorporation ("Articles") provide that the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy, shall decide questions before the Meeting, unless the question is one which by express provision of applicable law, the Articles or the Bylaws of the Company, a higher vote is required in which case the express provision shall govern. As such, abstaining shares are included in the determination of the total number of shares having voting power, and therefore, have the same effect as no votes on proposals. Broker non-votes are not considered as shares having voting power and are therefore not counted as votes cast on such proposals nor are they counted as votes for or against such proposals. Broker non-votes occur when a nominee holding shares for a beneficial owner votes on at least one proposal but does not have authority to vote on certain other proposals.

In the election of Directors, each Stockholder has the right to cumulate its votes and cast as many votes as the number of shares held multiplied by the number of Directors to be elected for the specified term, the same to be cast for any one nominee or distributed among any two or more nominees for election for the specified term. To exercise the right of cumulative voting a Stockholder must declare the intent to do so prior to the beginning of voting and, once having done so, all Stockholders shall automatically have the right to cumulate their votes without any further notice. In the event of cumulative voting, the persons appointed proxies shall have authority to cast the votes represented thereby for one nominee of the Board of Directors or distribute such votes among any two or more nominees of the Board of Directors to maximize the number of Board of Directors' nominees elected. The three nominees for the three-year term receiving the largest number of votes shall be elected to the three-year term and the one nominee for the one-year term receiving the largest number of votes shall be elected to the one-year term.

The ratification of the selection of independent auditors shall be decided by the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy.

With respect to the approval of the Amendments to the 1989 Stock Option Plan and the performance goal components therein and approval of the Stock Purchase Plan, the affirmative votes of a majority of the shares represented, in person or by proxy, at the Meeting is required. Abstaining shares are included in the determination of the total number of shares having voting power, and therefore, have the same effect as no votes on Proxy Items Number 3 and 4. Broker non-votes, for the reason mentioned above, are not counted as votes cast on these two items and are not counted as votes for or against such items.

Principal Stockholders: The following table sets forth certain information based on Schedules 13D and 13G filed with the Securities and Exchange Commission as of March 16, 1995, regarding beneficial owners of more than five percent of the Company's Common Stock.

PRINCIPAL STOCKHOLDERS
Name                                 Common Stock     Percentage
and Address                        Beneficially Owned  of Class

The Capital Group
Companies, Inc.                        1,858,200 (1)      9.6%
("Capital")
333 South Hope Street
Los Angeles, California 90071

Wellington Management
Company                                1,680,535 (2)      8.7%
("Wellington")
75 State Street
Boston, Massachusetts 02109

GAP Coinvestment Partners              1,519,024 (3)      7.8%
("GAP Coinvestment")
General Atlantic Partners 14 L.P.
("General Atlantic")
125 East 56th Street
New York, New York  10022

Name                                  Common Stock     Percentage
and Address                         Beneficially Owned  of Class

Government of Singapore
Investment Corporation                 1,422,800 (4)      7.4%
Pte Ltd. ("Singapore")
250 North Bridge Road
#33-00 Raffles City Tower
Singapore 0617

The Regents of the University          1,353,200 (5)      7.0%
of California ("Regents")
300 Lakeside Drive
Office of the Treasurer
Oakland, California 94612

Clover Capital Management,
Inc. ("Clover")                          972,737 (6)      5.0%
11 Tobey Village Office Park
Pittsford, New York  14534

Nicholas Applegate Capital Management    964,603 (7)      5.0%
("Nicholas Applegate")
600 West Broadway
29th Floor
San Diego, California  92101

(1) Of the shares reported, Capital has sole voting power for 809,900 of the shares, shared voting power for none of the shares, and sole dispositive power for all of the shares.

(2) Of the shares reported, Wellington has sole voting power for none of the shares, shared voting power for 853,330 of the shares and shared dispositive power for all of the shares.

(3) GAP Coinvestment and General Atlantic (collectively "General Atlantic Investors") are members of a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. Each of GAP Coinvestment and General Atlantic has shared voting and shared dispositive power for all of the shares.

(4) Of the shares reported, Singapore has shared voting and dispositive power for all of the shares.

(5) Of the shares reported, Regents has sole voting and dispositive power for all of the shares.

(6) Of the shares reported, Clover has sole voting and dispositive power for 963,437 of the shares and shared voting and dispositive power for 9,300 of the shares.

(7) Of the shares reported, Nicholas Applegate has sole voting power for 262,077 of the shares, shared voting power for none of the shares and sole dispositive power for all of the shares.

ELECTION OF DIRECTORS
(Proxy Item No. 1): Stockholders will vote on the election of three Directors to serve a term of three years and one Director to serve a term of one year and until their successors have been elected and qualified or until their earlier resignation, removal from office, or death. Joe M. Henson was elected to the Board of Directors on November 4, 1994 to fill a vacancy on the Board in the class of Directors whose term expires in 1996 and is nominated for a term of one year in order to preserve the evenly-staggered terms of the Directors. All of the nominees are currently members of the Board of Directors.

The shares represented by the proxies solicited hereby will be voted in favor of the election of the persons named below unless authorization to do so is withheld by proxy. In the event any of the nominees should be unable to serve as Director, it is the intention of the persons named in the proxies to cast the votes represented by the proxies for the election of such other person or persons as the Board of Directors may nominate.

Nominees for election to the Board of Directors are considered and recommended by the Nominating Committee of the Board of Directors (see "Committees of the Board of Directors"). The Board of Directors considers the recommendations of the Committee and recommends the nominees to the Stockholders. The Company has no formal procedure whereby nominations are solicited from Stockholders other than General Atlantic Investors' right to cause the Nominating Committee to recommend a nominee for Director pursuant to the Shareholder's Agreement dated April 26, 1994 (see "Certain Transactions").

The following information is set forth with respect to the four nominees for Director to be elected at the Meeting:

                     Principal Occupation for Past Five Years and
Name and Age                 Certain Other Directorships

Nominees to be elected for three-year term:

Dr. John M. Palms (59)    Director of the Company since 1992;
                          President of the University of South
                          Carolina since March, 1991; prior
                          thereto President of Georgia State
                          University; Director of Peco Energy,
                          Inc., Philadelphia, Pennsylvania;
                          Director of Fortis Holding, Inc.,
                          New York, New York; Director of
                          NationsBank, N.A. (Carolinas),
                          Columbia, South Carolina; Trustee,
                          Institute of Defense Analysis,
                          Alexandria, Virginia.

Joseph D. Sargent (65)    Director of the Company since 1986;
                          Chairman, Treasurer and Chief Financial
                          Officer of Connecticut Surety
                          Corporation and Director and Vice
                          Chairman of Conning & Company,
                          Hartford, Connecticut; Chairman of the
                          Board of S-K-I Limited, Killington,
                          Vermont; Director of Trenwick Group,
                          Inc., Stamford, Connecticut; Director
                          of Mutual Risk Management Ltd.,
                          Hamilton, Bermuda; Director of EW
                          Blanch Holdings, Inc., Minneapolis,
                          Minnesota; Director of Executive Risk,
                          Inc., Simsbury, Connecticut; Director
                          of MMI Companies, Inc., Deerfield,
                          Illinois.

G. Larry Wilson (48)      Director of the Company since 1981;
                          Chairman of the Board, President and
                          Chief Executive Officer of the Company;
                          Director of Legent Corporation
                          ("Legent"), Herndon, Virginia.
                          Employed by the Company since its
                          inception.

Nominee to be elected for one-year term:

Joe M. Henson (61)        Director of the Company since November
                          4, 1994; Director and, since February
                          1995, Chairman of Executive Committee
                          of Legent; prior thereto Chairman and
                          Chief Executive Officer of Legent;
                          Director of Promus Companies, Inc.,
                          Memphis, Tennessee.

Directors whose terms will expire in 1996:

John P. Seibels (53)      Director of the Company since 1981;
                          Investor, Columbia, South Carolina;
                          Director of The Seibels Bruce Group,
                          Inc. ("Seibels") and certain
                          subsidiaries.

                     Principal Occupation for Past Five Years and
Name and Age                   Certain Other Directorships

Steven A. Denning (46)    Director of the Company since June 20,
                          1994; Managing General Partner of
                          General Atlantic Partners, a New York
                          based private investment firm, and
                          President of General Atlantic Service
                          Corporation, Greenwich, Connecticut;
                          Director of Legent, Herndon, Virginia;
                          Director of Davidson Associates,
                          Torrance, California; Director of
                          United Meridian Corporation, Houston,
                          Texas; Director of Echoing Green
                          Foundation, New York, New York;
                          Director of Compuware Corporation,
                          Farmington Hills, Michigan.

Directors whose terms will expire in 1997:

Roy L. Faulks (69)        Vice Chairman of the Board of the
                          Company since 1981; prior to retirement
                          in April, 1986, Executive Vice
                          President and Treasurer of Seibels
                          and certain subsidiaries; Director of
                          Seibels and certain subsidiaries.

Frederick B. Karl (70)    Director of the Company since
                          1981; President and Chief Executive
                          Officer of Tampa General Healthcare
                          since October, 1994, prior thereto,
                          Chief Executive Officer of Hillsborough
                          County, Florida since 1990; prior
                          thereto, Senior Partner of Karl,
                          McConnaughhay, Roland and Maida, P.A.,
                          a law firm in Tallahassee, Florida from
                          1978 through 1990; Justice of the
                          Florida Supreme Court from 1977 to 1978.

Richard G. Trub (64)      Director of the Company since 1981;
                          Chairman and Treasurer of Trubco, Inc.,
                          West Simsbury, Connecticut, since June,
                          1992; prior thereto, Senior Vice
                          President of Connecticut National Bank,
                          Hartford, Connecticut.

The Board of Directors recommends that the Stockholders vote FOR the nominees named above.

Committees of the board of directors: Among the standing committees of the Board of Directors are the Audit, Compensation and Nominating Committees.

The Audit Committee is composed of Messrs. Trub (Chairman), Karl, Seibels and Sargent. The Committee's functions include recommending independent auditors to be employed by the Company. The Committee also reviews with the independent and internal auditors their planned activities, audits and findings and reports to the Board of Directors. The Audit Committee met eighteen times during 1994.

The Compensation Committee is composed of Messrs. Denning (Chairman), Henson, Karl and Sargent. The Committee's functions include reviewing and recommending remuneration arrangements for senior officers and members of the Board of Directors, adopting compensation plans in which employees, officers and Directors are eligible to participate and approving compensation guidelines for employees of the Company. The Compensation Committee met four times during 1994.

The Nominating Committee is composed of Messrs. Seibels (Chairman), Henson, Palms and Wilson. The Committee's functions include selecting and recommending nominees for election as new, additional and replacement Directors and officers and reviewing the performance of incumbent Directors and officers as to whether to nominate them for re-election.

The Nominating Committee will consider candidates for the Board recommended by Stockholders if such recommendations are delivered to the Company no later than: (a) with respect to an election to be held at an annual meeting of Stockholders, ninety days in advance of such meeting; and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given. Each such recommendation shall set forth: (a) the name and address of the Stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation; (c) a description of all arrangements or understandings between the Stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Stockholder; (d) such other information regarding each nominee proposed by such Stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected. The Nominating Committee met once during 1994.

The Board of Directors met thirteen times during 1994 and all of the Directors, other than Messrs. Denning and Henson, attended at least 75% of the aggregate of all meetings of the Board and all Committees of which they were members during 1994.

Stock ownership of directors and officers: The following table sets forth as of February 14, 1995 beneficial ownership of Common Stock by each Director, each of the executive officers named in the Summary Compensation Table below, and by all Directors and all executive officers as a group.

                         Amount and Nature
Name                       Of Beneficial    Shares Subject   Percentage
Of Beneficial Owner        Ownership (1)    To Option (2)    Of Class (3)

Steven A. Denning           1,523,024  (4)        -0-          7.9%
Roy L. Faulks                   5,666           5,166           *
Joe M. Henson                    -0-   (5)        -0-           *
Frederick B. Karl               4,667           4,167           *
Dr. John M. Palms               1,666           1,666           *
Joseph D. Sargent               4,167           4,167           *
John P. Seibels                15,166          10,000           *
Richard G. Trub                 4,367           4,167           *
G. Larry Wilson               249,821  (6)    208,333          1.3%
David T. Bailey                80,017  (7)     79,166           *
Donald A. Coggiola            119,515  (8)    114,166           *
Robert L. Gresham              86,305  (9)     79,166           *
Stephen G. Morrison            14,302 (10)     14,287           *
Directors and all executive
  officers as a group       2,205,538 (11)    620,633         11.4%

(1) Except where noted below, each individual has sole voting and sole dispositive power.

(2) These shares, which are included in the "Amount and Nature of Beneficial Ownership" column, are subject to option on or before May 10, 1995, pursuant to the Company's various stock option plans.

(3)  Less than one percent where indicated by asterisk.

(4) Mr. Denning personally owns 4,000 of these shares and is deemed to beneficially own 125,571 of these shares by virtue of his status as a general partner in GAP Coinvestment which beneficially owns these shares. Mr. Denning is also deemed to own 1,393,453 of these shares by virtue of his status in the general partner of General Atlantic which beneficially owns these shares (see "Principal Stockholders"). Mr. Denning disclaims beneficial ownership of the shares of Common Stock held by GAP Coinvestment and General Atlantic, except to the extent of his pecuniary interest in GAP Coinvestment and General Atlantic.

(5) Although Mr. Henson is not considered the "beneficial owner" of Common Stock of the Company for purposes of the Securities and Exchange Commission's rules governing the solicitation of proxies, he is a limited partner in a limited partnership which has invested in Common Stock of the Company and in which Mr. Henson has an indirect interest of approximately 15,000 shares of Common Stock. Mr. Henson, however, does not have any voting or dispositive power for any of the shares held by the limited partnership.

(6)  1,488 of these shares are held in the Company's 401(k)
Retirement Savings Plan for which Mr. Wilson has sole dispositive power but no voting power.

(7)  185 of these shares are held in the Company's 401(k)
Retirement Savings Plan for which Mr. Bailey has sole dispositive power but no voting power.

(8) Mr. Coggiola is deemed to beneficially own 100 of these shares by virtue of his deceased father's estate owning these shares in which Mr. Coggiola has an interest. Mr. Coggiola disclaims beneficial ownership of the 100 shares.

(9)  375 of these shares are held in the Company's 401(k)
Retirement Savings Plan for which Mr. Gresham has sole dispositive power but no voting power.

(10) On February 13, 1994, Mr. Morrison filed a Form 5 with the SEC reporting, among other transactions and holdings, direct ownership of 15 shares of Common Stock which were inadvertently not reported on his Form 3 which was filed with the SEC in January 1994.

(11) An aggregate of 2,541 of these shares are held in the Company's 401(k) Retirement Savings Plan for which the respective executive officer has sole dispositive power but no voting power for the shares allocated to his account.

COMPENSATION PLANS AND ARRANGEMENTS
Compensation of Directors: Directors who are not full-time employees of the Company receive an annual fee of $15,000.00, plus $2,000.00 for each Board meeting attended and $750.00 for each committee meeting attended on other than a regular Board meeting date. Directors participating in any meeting by telephone receive a $250 fee for such meeting. Directors who do not reside in Columbia, South Carolina, are reimbursed for travel expenses. In addition, Mr. Trub, Chairman of the Audit Committee, was paid $200,000 in 1994 for his extensive oversight of the Company's progress through the restatement of its financial statements and implementation of certain internal control procedures.

On October 13, 1994, each of the current Directors who was not a full-time employee of the Company, except Mr. Henson, was granted options to purchase 15,000 shares of Common Stock under the 1989 Stock Option Plan having an exercise price of $44.00 per share. On November 4, 1994, the date of his election to the Board, Mr. Henson was granted options to purchase 15,000 shares of Common Stock under the 1989 Stock Option Plan having an exercise price of $47.00 per share. These options are, for all such Directors granted options on October 13, 1994 in part and for Mr. Henson entirely, subject to Stockholders' approval of the

Amendments to the 1989 Stock Option Plan (see "Proxy Item No. 3"). During 1994, none of the Directors exercised options.

Compensation of Executive Officers: The following table sets forth information regarding compensation earned, including stock options granted, during 1992, 1993 and 1994 by the Chief Executive Officer and the four other most highly compensated executive officers of the Company ("Executive Group").


                                                  Long-Term Compensation
                                                   Awards       Payouts
                                                  Number of
       Name                                       Securities   Long-Term    All
       and                                        Underlying   Incentive   Other
    Principal               Annual Compensation    Options        Plan     Compen-
    Position         Year   Salary   Bonuses (1)  Granted (2)   Payouts    sation (3)

G. Larry Wilson      1994  $500,776   $138,000     275,000     $   -0-      $4,500
President and Chief  1993   496,930     50,000     100,000         -0-       7,284
Executive Officer    1992   456,940    234,000      50,000      1,196,000    6,198

David T. Bailey      1994   282,573     49,632     135,000         -0-       4,500
Executive Vice       1993   280,482       -0-       50,000         -0-       7,075
President            1992   260,540     98,250      25,000        777,400    8,700

Donald A. Coggiola   1994   281,120     49,456      75,000         -0-         648
Executive Vice       1993   279,546       -0-       50,000         -0-       7,075
President            1992   260,540     86,329      25,000        777,400    8,700

Robert L. Gresham    1994   267,020     46,992      15,000         -0-       4,500
Executive Vice       1993   265,326       -0-       50,000         -0-       6,805
President and        1992   243,308     98,000      25,000        777,400    6,198
Treasurer

Stephen G. Morrison  1994   345,146       -0-       96,667         -0-           -0-
Executive Vice
President, General
Counsel and
Secretary (4)


(1) Reflects amount earned in year indicated even though actually paid in following year and for Mr. Wilson includes $50,000 earned under his Executive Compensation Agreement (see "Executive
Compensation Agreement").

(2) A portion of the options granted during 1994 are subject to the Stockholders approving the Amendments to the 1989 Stock Option Plan (see "Proxy Item No. 3").

(3) Amounts shown are matching contributions from the Company under its 401(k) Retirement Savings Plan.

(4) Mr. Morrison joined the Company during 1994 and for this reason compensation data for 1992 and 1993 is not included. Under the terms of Mr. Morrison's employment agreement with the Company, Mr. Morrison is eligible for an annual bonus of up to 40% of his base salary. In his employment agreement, the 40% annual bonus for the first two years of Mr. Morrison's employment is guaranteed and therefore not contingent. For this reason, the annual bonus earned in 1994 is contained in the "salary" column.

The following table sets forth certain information regarding options for Common Stock granted to the Executive Group during 1994. The table includes the potential realizable value which would exist based on assumed annual compounded rates of Common Stock price appreciation of five and ten percent over the full ten-year term of the options.



                                          OPTIONS GRANTED IN 1994
                            Individual Grants
                                    Percent                                   Potential Realizable Value at
                       Number       of Total                                     Assumed Annual Rates of
                    of Securities   Options      Exercise                        Stock Price Appreciation
                     Underlying     Granted to    Price     Expiration                for Option Term
                      Options       Employees      Per       Date Of
                      Granted        in 1994      Share      Options               5%                10%

All Stockholders         -             -            -            -          $430,644,933(1)   $1,091,345,157(1)
                                                                             537,362,416(2)    1,361,789,783(2)

G. Larry Wilson       50,000(3)       20%        $30.25    May 12, 2004          951,196           2,410,532
                     225,000(4)                   44.00    October 13, 2004    6,226,011          15,778,026
David T. Bailey       35,000(3)       10%         30.25    May 12, 2004          665,837           1,687,372
                     100,000(4)                   44.00    October 13, 2004    2,767,116           7,012,456
Donald A. Coggiola    25,000(3)        6%         30.25    May 12,2004           475,598           1,205,266
                      50,000(4)                   44.00    October 13, 2004    1,383,558           3,506,228
Robert L. Gresham     15,000(3)        1%         30.25    May 12, 2004          285,359             723,160
Stephen G. Morrison   25,000(5)        7%         30.00    January 10, 2004      471,668           1,195,305
                      41,667(6)                   31.20    January 10, 2004      441,668           1,165,305
                      30,000(4)                   44.00    October 13, 2004      830,135           2,103,737


(1) The potential realizable value for all Stockholders is based on the number of shares of Common Stock outstanding on May 12, 1994 (the date the options described in note 3 below were granted) and assumes the Stockholders purchased the Common Stock for $30.25 (which was the fair market value of the Common Stock on May 12, 1994) and held the Common Stock until May 12, 2004. The Company has included this information to illustrate how the Stockholders will have fared compared to each of the named executives if the assumed appreciation is achieved.

(2) The potential realizable value of all Stockholders is based on the number of shares of Common Stock outstanding on October 13, 1994 (the date the options described in note 4 below were granted) and assumes the Stockholders purchased the Common Stock for $44.00 (which was the fair market value of the Common Stock on October 13, 1994) and held the Common Stock until October 13, 2004. The Company has included this information to illustrate how the Stockholders will have fared compared to each of the named executives if the assumed appreciation is achieved.

(3) These options were granted pursuant to the Company's 1989 Stock Option Plan. The exercise price is the fair market value of the Common Stock on May 12, 1994, which was the date of grant. These options become exercisable in one-third increments on each of the first, second and third anniversary dates of the grant date.
In the event of dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving entity, then each option granted shall terminate, but not before each participant is permitted to exercise his options to the extent they are exercisable, without regard to any installment exercise provision in the Plan.

(4) These options were also granted pursuant to the Company's 1989 Stock Option Plan and the number of options is contingent in part on the Stockholders approving the Amendments to the 1989 Stock Option Plan. If the Stockholders approve the Amendments, these options would become immediately exercisable in the event of a change in control of the Company (see "Proxy Item No. 3"). The exercise price is the fair market value of the Common Stock on October 13, 1994, which was the date of grant. These options become exercisable in one-third increments on each of the third, fourth and fifth anniversary dates of the grant date. See note 3 above for a description of other material terms of this Plan.

(5) These options were granted pursuant to the Company's 1989 Stock Option Plan. The exercise price is the fair market value of the Common Stock on the date of grant, which was also the date Mr. Morrison was hired by the Company. These options become exercisable in one-third increments on each of the first, second and third anniversary dates of the grant date. See note 3 above for a description of other material terms of this Plan.

(6) These options were granted pursuant to the Policy Management Systems Corporation 1993 Long-Term Incentive Plan for Executives ("1993 LTIP"). The exercise price for grants under the Plan in 1994 is 104% of the fair market value of the Common Stock on the date of grant. These options become exercisable as follows:
January 1, 1995 - 5,954; January 1, 1997 - 11,904; January 1, 1999
- - 23,809. If there is a change in control of the Company, as defined in this Plan, then each option granted under the Plan shall become immediately exercisable in full regardless of whether there is a change in office or employment of the participant. In addition, in the event of dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving entity, then each option granted shall terminate, but not before each participant is permitted to exercise his options to the extent they are exercisable, without regard to any installment exercise provisions in the Plan.

The following table sets forth information regarding the value of "in-the-money" options, which are options having a positive difference between the exercise price of such stock option and the 1994 year-end market price of Common Stock. None of the officers in the Executive Group exercised options during 1994.


                         AGGREGATED YEAR-END OPTION VALUES


                       Number of Securities
                           Underlying               Value of Unexercised
                      Unexercised Options           In-the-Money Options
                      at December 31, 1994          at December 31, 1994 *

                  Exercisable   Unexercisable    Exercisable   Unexercisable
G. Larry Wilson      208,333        366,667        $443,500       $587,500
David T. Bailey       79,166        180,834            -0-         411,250
Donald A. Coggiola   114,166        120,834         406,750        293,750
Robert L. Gresham     79,166         60,834            -0-         176,250
Stephen G. Morrison   14,287         52,380         164,299        585,704


* Value represents the aggregate excess of the market price of the Common Stock on December 31, 1994, which was $44.00, over the exercise price for the options. All options included in the table have an exercise price equal to or greater than the fair market value of the Common Stock on the dates of grant.


Executive Compensation Agreement: The Company had an Executive Compensation Agreement with Mr. Wilson whereby the Company was obligated to pay, subject primarily to his continued employment, certain specified amounts over a five-year period. The specified amounts to be paid over a five-year period consisted of five annual installments of $10,000 each for a given year's bonus. Thus, a bonus of $50,000 was earned for a given year but was paid over a five-year period such that after the fifth year, assuming the Agreement was renewed during each of the five years, Mr. Wilson would be entitled to a payment of $50,000, i.e., first $10,000 installment from the prior year, plus the second $10,000 installment from two years prior plus the third $10,000 installment from three years prior, etc. This Agreement was renewable annually at the option of the Company. A payment of $50,000 was paid in early 1995. As a result of other changes and increases in the compensation package for Mr. Wilson which were made in early 1995, the Compensation Committee of the Board of Directors elected at that time to not renew the Agreement and therefore no further amounts will be paid or earned under this Agreement.

Deferred Compensation Agreement: Mr. Wilson is covered by a Deferred Compensation Agreement providing annual remuneration of $25,000 upon retirement, death or total disability. The Agreement, which provides for monthly payments over a fifteen-year period, is contingent primarily upon his continued employment until such an event occurs, and the deferred benefits are not vested until that time. Until or unless such a qualifying event occurs, Mr. Wilson is not entitled to any payments under the Agreement. The Company owns life insurance contracts covering Mr. Wilson, of which it is the beneficiary, in an aggregate amount equal to or in excess of the total benefit.

Employment Agreements: The Stock Option/Non-Compete Agreements for the Chief Executive Officer and for the Executive Vice Presidents who were granted stock options on October 13, 1994 provide that if there is a change in control of the Company, as that term is defined in the Agreement, the individual shall be paid an annual salary, for a period of two years following such change in control, equal to 100% of his average annual cash compensation,
based on the two years prior to such change in control.    However,
the total amount to be paid shall not exceed the amount which would cause such payment to be deemed a "parachute payment" as defined in
Section 280G of the Internal Revenue Code.

The payments under each of the Stock Option/Non-Compete Agreements cease in the event of reasonable proof of any violation of the non-competition or confidentiality provisions of the Agreement or in the event employment is terminated for cause. Also, if during a potential change in control or following a change in control an individual voluntarily terminates employment for other than good reason, his annual salary is payable for only one year following such termination of employment.

The Stock Option/Non-Compete Agreements, for the Chief Executive Officer and for the Executive Vice Presidents who were granted options on October 13, 1994, also provide that if there is a change in control of the Company the options granted on October 13, 1994 will become exercisable in one-third increments on the first, second and third anniversary dates of the date the options were granted, rather than on the third, fourth and fifth anniversary dates as is the case in the absence of a change in control, regardless of whether there is a change in position with the Company of the executive following the change in control. The Agreements also provide that if the Stockholders approve the Amendments to the 1989 Stock Option Plan, then all of the options granted on October 13, 1994 would become immediately exercisable in the event of a change in control and the optionee would have, notwithstanding other provisions of the 1989 Stock Option Plan, the right to exercise such options for a period of ninety days after termination of employment. In no event, however, may an optionee exercise such options after the tenth anniversary date of the date of grant of such options.

The Company has an Employment Agreement with a term through December 31, 1998 with Mr. Morrison pursuant to which he serves as the Company's General Counsel, Secretary and Executive Vice President. There was a transition period during which Mr. Morrison continued to devote significant time to the practice of law as a partner with the firm of Nelson, Mullins, Riley & Scarborough as well as to the Company. During this transition period, Mr. Morrison's compensation was adjusted to approximate the portion of time he was devoting to the Company and is reflected in the Summary Compensation Table. Even after the transition period, Mr. Morrison will continue his affiliation with Nelson, Mullins, Riley & Scarborough. The Agreement also states that Mr. Morrison will be eligible to participate in the annual bonus program, pursuant to which he may earn up to 40% of his base salary. For the first two years, however, the bonus is guaranteed for the full 40%. Under the Agreement, Mr. Morrison is also entitled to receive annually options to purchase at least 25,000 shares of Common Stock under a Company-sponsored stock option plan.

The Employment Agreement for Mr. Morrison contains a provision that if there is a change in control of the Company, he shall be paid, for the remaining term of his Employment Agreement plus one year, an annual salary equal to 150% of his average cash compensation for the two calendar years preceding such change in control. He shall be paid during the same period, as compensation for his non-competition agreement, 50% of such average amount. However, the total amount to be paid shall not exceed the amount which would cause such payment to be deemed a "parachute payment" as defined in
Section 280G of the Internal Revenue Code.

The payments under Mr. Morrison's Employment Agreement would cease in the event of reasonable proof of any violation of the non-competition or confidentiality provisions of the Employment Agreement or in the event his employment is terminated for cause. Also, if during a potential change in control or following a change in control he were to voluntarily terminate employment for other than good cause, his annual salary is payable for only one year following such termination of employment. The change in control provisions in Mr. Morrison's Employment Agreement supersede those in his Stock Option/Non-Compete Agreement during the term of his Employment Agreement to the extent there is a conflict.

Board Compensation Committee Report on Executive Compensation:
Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board and reviewed with the full Board. Donald W. Feddersen served as Chairman of the Committee until October 3, 1994, and resigned from the Board on October 31, 1994. Messrs. Denning and Henson became members of the Committee on October 3, 1994 and November 4, 1994, respectively. Set forth below is a report of the Board's Compensation Committee addressing the Company's compensation policies for 1994 for its executive officers. Each Committee member named below approves the report with respect to the determinations made by the Committee during the time he was a member of the Committee.

Compensation Philosophy. The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purpose of encouraging teamwork among executives and also supporting the Company's objective of increasing Stockholder value. The Committee also believes it is essential that the Committee retain the flexibility to evaluate not only the overall performances of the individual executive officers and the Company as a whole, but also all other circumstances and challenges facing the Company and the respective executive officer.

Consequently, the Committee uses its subjectivity rather than objective formulas in setting and adjusting the base salary of the executive officers.

Elements of Compensation. Compensation earned during 1994, as reflected in the foregoing tables, consisted primarily of three parts: salary, annual bonus and award of stock options. (The executive officers were also eligible for other benefits such as perquisites standard for executives and those offered under the
Company-sponsored broad-based plans.)    Each of these elements is
described in more detail below.

Base Salaries for Executive Officers. For 1994, the base salaries for all executive officers, including the Chief Executive
Officer's, were left at the 1993 levels, pending completion of the restatement of the Company's financial statements (see
"Ratification of the Selection of Independent Auditors" for further background).

Annual Bonus Program. The 1994 annual bonus program for executive officers was intended to provide short-term incentives and rewards based on the Company's short-term goals that were consistent with its long-term goals, as well as to promote the Company's philosophy of having a substantial portion of executive compensation "at risk." It was the Committee's subjective assessment that for the named executive officers, an amount equal to 40% of base salary was an appropriate percentage to have at risk on an annual basis.

The annual bonus for executive officers with profit and loss responsibility reporting to the Chief Executive Officer (a "P&L Executive Officer") was generally comprised of two parts. One part was based on the Company's performance, as measured by targeted earnings-per-share for 1994 and the target established for 1995 for earnings-per-share. If actual 1994 earnings-per-share were less than the target or the target for 1995 was reduced, the bonus was to be reduced for 1994 by a stated percentage. The other part was based on the performance of the group for which the executive is responsible, as measured against the business plan established in the prior year for the executive's group and the target performance for the group established for 1995. If the actual 1994 performance was less than the target or if the established target for 1995 was reduced, the bonus was to be reduced for 1994 by a stated percentage.

For Mr. Wilson and those executive officers other than P&L
Executive Officers, the annual bonus was to be based on the Company's performance, as measured by targeted earnings-per-share for 1994 and the target established for 1995 earnings-per-share.
Messrs. Gresham and Morrison are the only named executive officers who are not P&L Executive Officers.

The above 1994 annual bonus program was a significant deviation from the approach taken in prior years and for that reason, the Committee retained the discretion to use its subjective assessment to award or withhold bonuses under the plan for any or all of the executive officers. In early 1995, the Committee reviewed the level of bonuses which would have been awarded to each executive officer under the plan described above and decided that, despite significant contributions by each P&L Executive Officer, they would have been entitled to an annual bonus under such formula less than the amount which the Committee believed to be fair and equitable. Consequently, the Committee exercised its discretion with respect to the P&L Executive Officers and awarded each a bonus equal to 17.6% of base salary. With respect to Mr. Wilson and the other executive officers other than the P&L Executive Officers, but excluding Mr. Morrison, they were awarded a bonus under the formula in the annual bonus program, which equaled 17.6% of base salary. Under the terms of his Employment Agreement, Mr. Morrison is guaranteed an annual bonus of a certain amount for his first two years of employment (see "Employment Agreements"). The Committee believed that the amount of the bonuses reflects the executives' contribution to the Company for 1994 and the Company's performance for 1994, relative to the Committee's expectations.

Pursuant to his Executive Compensation Agreement (see "Executive Compensation Agreement"), Mr. Wilson was also paid a bonus of $50,000 for 1994. As a result of other changes and increases in the compensation package for Mr. Wilson which were made in early 1995, the Committee elected at that time to not renew the Executive Compensation Agreement for years beyond 1994.

Stock Option Plans. The 1989 Stock Option Plan was designed for option grants to key employees, including the executive officers. The Plan is intended to provide incentives and rewards for a relatively short-term (3 years) to mid-term (6 years) and to provide a further means for aligning employees' and Stockholders' interests in the enhancement of Stockholder value. In May 1994, the Committee determined that options should be granted to certain of the executive officers as well as to other key employees. In addition, in October 1994, the Committee determined that additional options, having a longer exercisability schedule than that of the May 1994 grants, should be granted to certain of the executive officers as well as to other key employees (see "Options Granted in 1994 Table" for the terms of these grants).

In determining the number of options to be granted in 1994, including the number for the Chief Executive Officer, the Committee considered the historical pattern of granting options under the 1989 Stock Option Plan as well as competitive levels needed to retain the respective executive officer. In the Committee's subjective assessment, the number and exercise price for options historically granted annually to the executive officers has provided the appropriate short-term incentive and rewards. Consequently, for the options granted in May 1994, the Committee determined that granting, in most cases, approximately the same number of options as has previously been granted would provide the appropriate level of near-term incentive and reward for the executive officers. In addition, the Committee determined that with respect to the October 1994 grant, increasing the number of options and lengthening the exercisability schedule provided the appropriate level of mid-term to long-term incentive and reward for the executive officers receiving the options. In setting the number and exercise schedule of options, the Committee considered the number and terms of exercise of options previously granted to the executive officers, as well as the competitive levels needed to retain the respective executive officer.

Compensation Deduction Limitation. In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to certain executive officers of publicly-held companies. An exception to the deduction limit is for "performance-based compensation." The Company believes that the 1993 LTIP satisfies the requirements for qualifying stock options as performance-based compensation under the exception. In addition, the Company believes that the 1989 Stock Option Plan has also satisfied such requirements under transition rules applicable to Section 162(m). Upon approval of the Amendments to the 1989 Stock Option Plan and the performance goal components in the 1989 Stock Option Plan, the Company believes that the 1989 Stock Option Plan will continue to satisfy such requirements (see "Proxy Item No. 3"). Therefore, the Company expects that any stock option compensation realized upon the exercise of stock options granted at a fair market value or higher exercise price under these plans will not be subject to such compensation deduction limit. For this reason, and because the Company's annual cash compensation to each of its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility for 1995 under the new law for compensation paid to its executive officers.

                      Compensation Committee
                      Steven A. Denning, Chairman
                      Donald W. Feddersen (Chairman
                        through October 3, 1994)
                      Joe M. Henson
                      Frederick B. Karl
                      Joseph D. Sargent

Compensation Committee Interlocks and Insider Participation:
During 1994, the Compensation Committee of the Board of Directors of the Company consisted of Messrs. Denning, Henson, Karl, Sargent and, until his resignation in October 1994, Donald W. Feddersen, none of whom are or were previously employees or officers of the Company or any of the Company's subsidiaries. Mr. Sargent is a director and executive officer of Connecticut Surety Corporation, which received software licenses and data processing services from the Company for which it paid the Company approximately $125,000 during 1994. The Company considers such transactions with Connecticut Surety Corporation to have been on substantially similar terms as those prevailing at the time for comparable transactions with unrelated third parties.

Stock Performance: The following graph compares the cumulative total Stockholder return on the Company's Common Stock during the five years ended December 31, 1994 with the cumulative total return on the Standard & Poor 500 Index and the Standard & Poor Computer Software and Services Index. The comparison assumes $100 was invested on the last trading day of 1989 in the Company's Common Stock and also in each of the indices and assumes reinvestment of all dividends which may have been paid. The performance shown in the graph is not necessarily indicative of future performance.


                         STOCK PERFORMANCE


                              Policy             Standard &       Computer
                              Management         Poor             Software and
Measurement Period            Systems            500              Services
(Fiscal Year Covered)         Corporation        Index            Index

Measurement Point - December 31, 1989

December 31, 1989             $100.00            $100.00          $100.00
December 31, 1990              122.06              96.89            78.06
December 31, 1991              194.85             126.42           118.99
December 31, 1992              241.54             136.05           140.92
December 31, 1993               91.18             149.76           179.86
December 31, 1994              123.53             151.74           212.60


CERTAIN TRANSACTIONS

On April 26, 1994, International Business Machines Corporation ("IBM") entered into a Stock Purchase Agreement with the Company pursuant to which IBM agreed to sell to the Company 2,278,537 shares of the Company's Common Stock which IBM purchased in 1989. The purchase price for the Company's repurchase of this Common Stock was approximately $56.6 million. On the same date, IBM entered into a Stock Purchase Agreement with the General Atlantic Investors pursuant to which IBM agreed to sell to the General Atlantic Investors the remaining 1,519,024 shares of Common Stock owned by IBM for a purchase price of approximately $37.6 million. IBM's sale to the Company closed on May 16, 1994. IBM's sale to the General Atlantic Investors closed on June 20, 1994 and upon such closing the General Atlantic Investors owned approximately 7.5% of the Company's Common Stock outstanding at that time.

The General Atlantic Investors and the Company entered into a Shareholders' Agreement ("Shareholders' Agreement") and a Registration Rights Agreement ("Registration Rights Agreement" ), each dated April 26, 1994. Pursuant to the Shareholders' Agreement, the General Atlantic Investors are entitled to cause the Nominating Committee of the Company's Board of Directors to recommend a nominee to the Company's Board of Directors. The General Atlantic Investors' initial designee was Mr. Denning. The Shareholders' Agreement imposes restrictions on the ability of the General Atlantic Investors and certain of their affiliates to increase their ownership interest in the Company beyond 14.99% (or, in certain circumstances, 19.99%), to dispose of shares of Common Stock except pursuant to a right of first offer in favor of the Company or in other specified circumstances, and to influence the management and affairs of the Company. Pursuant to the Registration Rights Agreement, the General Atlantic Investors and certain of their affiliates are entitled to certain registration rights with respect to the Common Stock owned by them including the right to demand that the Company register such Common Stock under the Securities Act of 1933, as amended, and the right to participate in certain registrations initiated by the Company.

During calendar year 1994, the Company and its subsidiaries paid to IBM and its subsidiaries approximately $9.2 million for computer hardware, programs and services and received approximately $14.6 million from IBM and its subsidiaries for computer software and services. In addition, during 1994, Connecticut Surety Corporation, of which Mr. Sargent is a director and an executive officer, received software licenses and data processing services from the Company for which it paid the Company approximately $125,000 during 1994. The Company considers such transactions with IBM and Connecticut Surety Corporation to have been on substantially similar terms as those prevailing at the time for comparable transactions with unrelated third parties.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

(Proxy Item No. 2): Stockholders will vote on the ratification of the selection by the Board of Directors of Coopers & Lybrand as independent auditors to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 1995. At the 1994 annual meeting of Stockholders of the Company held on October 13, 1994, the Stockholders ratified the selection of Coopers & Lybrand as independent auditors for the years ending December 31, 1992 through 1994. Coopers & Lybrand was retained in August 1993 by the Company to conduct a special audit of the Company's financial statements for the six-month period ended June 30, 1993 and to audit the Company's financial statements as of and for the fiscal years ended December 31, 1992 and December 31, 1993. The restated financial statements for the year ended December 31, 1992 and the financial statements for the year ended December 31, 1993 have been completed. The report of Coopers & Lybrand is unqualified but does include Emphasis Paragraphs discussing errors in previously-issued financial statements and certain legal matters and is contained in the 1993 Annual Report previously provided to Stockholders. A representative from Coopers & Lybrand is expected to be present at the Meeting and will have the opportunity to make a statement and will be available to answer questions.

The circumstances relating to the withdrawal by the Company's previous independent auditors of their respective audit report for the years ended December 31, 1990, 1991 and 1992 are as follows.
By letter dated August 10, 1993, Arthur Andersen & Co. ("Arthur Andersen") informed the Company of its withdrawal of its auditors' report on the Company's financial statements for the year ended December 31, 1992 due to significant uncertainty related to the outcome of the internal investigation then being conducted by the Company concerning certain of the Company's business and accounting practices and the effect of those practices on the financial
statements.   Arthur Andersen indicated that the outcome of the
internal investigation was likely to require a restatement of the Company's 1992 financial statements. At a meeting on August 10, 1993, in connection with the withdrawal of its auditors' report, Arthur Andersen advised the Board of Directors of the Company that subsequent to the issuance of Arthur Andersen's report and after the first quarter of 1993, certain information had come to its attention relating to the following matters. Arthur Andersen advised the Board that it believed that there were material weaknesses in the internal controls of the Company, that information had come to its attention that led it to question certain of the Company's business practices and whether it would have been able any longer to rely on management's representations and that information had come to its attention that, if further investigated, might have materially impacted the fairness and reliability of the Company's financial statements for prior periods. In its comments to the Board of Directors, Arthur Andersen raised questions regarding the Company's accounting practices related to revenue recognition and certain other matters which had not been resolved at the time of its termination. The Company, through its representatives, has discussed each of these matters with Arthur Andersen.

By letter dated August 13, 1993, Ernst & Young, the independent auditors of the Company prior to Arthur Andersen, informed the Company that its February 20, 1992 auditors' report should no longer be associated with the Company's financial statements for the years ended December 31, 1991 and 1990 after the Company confirmed to Ernst & Young on August 13, 1993 that the outcome of an internal investigation then being conducted by the Company and its legal counsel into certain of the Company's business and accounting practices was likely to result in revision of its financial statements for periods prior to 1992. Ernst & Young took its actions because of the significant uncertainty which thus existed as to the effect on the Company's 1991 and 1990 financial statements. By letter dated August 16, 1993, Ernst & Young further advised the Company that its review reports on interim financial statements during the years ended December 31, 1992, 1991 and 1990 should no longer be associated with those financial statements.

The Company and certain of its officers and directors have been named as defendants in a lawsuit alleging violation of the federal securities laws and purporting to be a class action. Among the allegations are that the Company's financial statements for the year ended December 31, 1992 are materially false and misleading. (In December 1994, the Company reached an agreement in principle, subject to court approval, to settle this lawsuit.) Because Arthur Andersen audited those financial statements, the Company believed that there existed the potential for conflicts between the Company and Arthur Andersen. As a result, the Company concluded that a change in its outside auditors was appropriate. On August 17, 1993, the Board of Directors, acting on the Audit Committee's recommendation, engaged the firm of Coopers & Lybrand as its independent accountants to audit the Company's financial statements for the six months ended June 30, 1993, including a review of the Company's internal control structure, replacing Arthur Andersen. The Company authorized Arthur Andersen to respond fully to inquiries of Coopers & Lybrand concerning these matters, based upon information that had come to Arthur Andersen in its capacity as principal accountant to audit the Company's financial statements.

Neither the previously issued auditors' report of Arthur Andersen on the Company's financial statements for the year ended December 31, 1992 nor the previously issued auditors' report of Ernst & Young on the Company's financial statements for the year ended December 31, 1991 contained any adverse opinion or disclaimer, nor was either report qualified as to uncertainty, audit scope, or accounting principles.

There have been no disagreements within the meaning of Item 304(a) of Regulation S-K between the Company and either Arthur Andersen or Ernst & Young in connection with the audits for the fiscal years ended December 31, 1992 and 1991, respectively, or subsequently, on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of such former principal accountants, would have caused either firm to make reference to the subject matter of the disagreements in connection with its report.

The Company has furnished each of Arthur Andersen and Ernst & Young a copy of this disclosure regarding independent auditors and requested that they each furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein.

The Board of Directors recommends that the Stockholders vote FOR the ratification of the selection of Coopers & Lybrand as independent auditors for the Company.


APPROVAL OF THE AMENDMENT TO THE 1989 STOCK OPTION PLAN

(Proxy Item No. 3): Stockholders will vote on the approval of the Amendments to the 1989 Stock Option Plan to: provide for an additional 2,250,000 shares of Common Stock available for issuance under the Plan; permit options granted under the Plan to be immediately exercisable in the event of a change in control of the Company; and to authorize the Board of Directors of the Company, in its sole discretion, to allow optionees who resign or retire from the Company, to exercise outstanding options earlier than would otherwise be permitted by the exercisability schedule contained in the Plan. In addition, the Company seeks approval of the performance goal components of the Plan to satisfy the requirements of Section 162(m) of the Internal Revenue Code.

The Board of Directors believes that the Amendments are in the best interest of the Company because they will provide a further means for aligning employees' and Stockholders' interests in the enhancement of Stockholder value and for attracting and retaining qualified key employees. In addition, the Board of Directors believes satisfying the requirements of Section 162(m) of the Internal Revenue Code is in the best interest of the Company because it will allow the Company to provide the incentives and rewards necessary to attract and retain qualified executives without losing the deductibility of such performance based compensation. Approval of the Amendments and of the performance goal components requires the approval of a majority of the shares represented at the Meeting and are more fully described below.

Disregarding options to purchase 815,146 shares which were granted in October 1994 and subject in part to Stockholders' approval of the Amendments to the 1989 Stock Option

Plan, as of December 31, 1994 only 788,422 of the 2,500,000 shares reserved remained available for issuance under the Plan. The Plan is designed for the benefit of full-time, salaried employees or directors of the Company or a subsidiary of the Company who, in the judgment of the Compensation Committee of the Board, are key to the success of the Company or such subsidiary and who are not ten percent shareholders (collectively, " Key Employees"). The Company estimates that approximately 150 to 200 employees are presently eligible to receive option grants under the Plan. The 1989 Stock Option Plan contains a provision that the maximum number of options which may be granted under the Plan during any calendar year to any individual shall not exceed 500,000. Of the options granted during 1994 under the Plan, options to purchase 555,000 shares were granted to the executive officers named in the "Options Granted in 1994 Table" at the exercise prices listed in that Table, options to purchase 767,000 shares were granted to all current executive officers as a group, options to purchase 120,000 shares were granted to all current Directors who are not executive officers as a group, and options to purchase 373,796 shares were granted to all other eligible Key Employees, including all current officers who are not executive officers as a group. Options granted to individuals other than the executive officers named in the "Options Granted in 1994 Table" and the Directors have exercise prices equal to the fair market value on the dates of grant, which were: $34.25 for options granted on February 1, 1994; $30.25 for options granted on May 12, 1994; $33.00 for options granted on July 19, 1994; and $44.00 for options granted on October 13, 1994.

The Compensation Committee designates the optionees, the date of grant, the number of option shares, the terms of exercise and the time period in which the options may be exercised. The Plan does not, however, currently permit the Compensation Committee to grant options which may be exercised earlier than in one-third increments on each of the first, second and third anniversary dates of the date of grant.

The Plan permits options granted to be either qualified Incentive Stock Options pursuant to the Internal Revenue Code or non-qualified stock options, as the Compensation Committee may elect. Upon exercise of a non-qualified option, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock received over the exercise price of such shares. That amount increases the optionee's basis in the stock acquired pursuant to the exercise of the non-qualified option. Upon a subsequent sale of the stock, the optionee will generally recognize additional capital gain. The Company generally will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the exercise of the option.

The option price of the Common Stock may not be less than 100% of the fair market value of the Common Stock on the date of grant. At March 31, 1995, the fair market value of the stock was $43.86 per share. Options may be exercised only by payment in full of the option price. Options are non-transferable, except by will or according to state laws of descent and distribution in the event of death. The options shall expire no later than ten years after the date granted or earlier upon the occurrence of certain specified events.

The Amendments to the 1989 Stock Option Plan also provide the Compensation Committee discretion to include in the terms and conditions of such option grants that if there is a change in control of the Company, as defined in the Amendments, then each option granted under the Plan shall become immediately exercisable in full regardless of whether there is a change in office or employment of the participants. In the event of such a change in control, the optionee would be permitted for a period of ninety
(90) days after termination of employment to exercise the options. In no event, however, would an optionee be permitted to exercise options after the tenth anniversary date of the grant of such options. The Plan cur-
rently states that in the event of dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving entity, then each option granted shall terminate, but not before each optionee is permitted to exercise his options to the extent they are exercisable, without regard to any installment exercise provisions in the Plan. The Company believes that the Amendments, when added to the 1989 Stock Option Plan, would improve the Company's position in attracting and retaining qualified Key Employees since such provisions would treat optionees more fairly by: allowing optionees to participate in the change-in-control transaction similar to other Stockholders; providing the optionees reassurance and enhance retention during a potential change in control; and providing a right similar to that offered by many other computer software and services companies.

The Amendments to the 1989 Stock Option Plan also would authorize the Board of Directors to accelerate the exercisability of options if an optionee retired or resigned from the Company. The Company believes that this flexibility is a way for the Board to provide additional incentives to retire or resign to individuals who were previously Key Employees and therefore granted options but who are no longer contributing to the success of the Company in the way they did at the time they were granted the options.

Section 162(m) of the Internal Revenue Code generally requires public companies to receive shareholder approval of the performance goal components of plans like the 1989 Stock Option Plan in which its top executives participate and which may result in or contribute to the top executives receiving compensation in excess of $1.0 million in any year, in order for such companies to deduct compensation in excess of $1.0 million. Included within the compensation to be counted towards the $1.0 million would be gains realized by the executives on the exercise of nonqualified stock options. Although the Board of Directors does not believe that compensation levels of the Company's executive officers will reach the Section 162(m) deductibility limits in 1995, the Board does believe that it is important for the Company to take all reasonable steps to ensure that the Company will be able to take all available tax deductions with respect to compensation resulting from the exercises of stock options in the future.

The performance goal components of the 1989 Stock Option Plan for purposes of Section 162(m) of the Internal Revenue Code are: (i) the individuals eligible to receive options under the Plan are Key Employees; (ii) the maximum number of options which may be granted during any calendar year to any employee is 500,000; and (iii) the fact that under the terms of the Plan, the exercise price of options granted may not be less than the fair market value of the Common Stock on the date of grant and, therefore, the amount of compensation an optionee can receive under the Plan is based solely on an increase in the value of the Common Stock after the date of the grant of the option.

The Board of Directors recommends that the Stockholders vote FOR the approval of the Amendments to the 1989 Stock Option Plan and of the performance goal components within the Plan.


APPROVAL OF THE POLICY MANAGEMENT SYSTEMS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

(Proxy Item No. 4): Stockholders will vote on the approval of the Stock Purchase Plan. The Board of Directors believes it is in the best interest of the Company to adopt the Stock Purchase Plan. By simplifying and providing an additional financial incentive for the purchase of shares of the Common Stock of the Company by its employees, the Company will obtain the benefit of the added incentive inherent in the ownership of Common Stock by such employees. The Stock Purchase Plan requires the approval of a majority of the shares represented at the Meeting and is more fully described below.

Under the Stock Purchase Plan, eligible employees of the Company and certain of its affiliates are given the opportunity to purchase, through installment payments to be deducted from their salary, shares of Common Stock. Generally, all full-time employees of the Company and certain of its affiliates who have been employed by the Company or the respective affiliate for one year are eligible to participate in the Stock Purchase Plan and elect to do so by authorizing the Company to deduct specified amounts from their paychecks. Each participant may elect to have between $10.00 and the lesser of $900.00 per payroll period or 10% of base salary deducted from his or her biweekly paycheck to be used to purchase Common Stock of the Company. The Company or the respective affiliate adds a matching contribution of 15% of each participant's contributions for the purchase of Common Stock. In addition, the Company pays brokerage fees and related administrative expenses associated with the purchases of the Common Stock.

Except for participating executive officers of the Company, a participant may increase, decrease or suspend altogether his purchases under the Stock Purchase Plan at any time by notifying the Company. A participant may request and receive a distribution under the Plan, in cash or stock, at any time. Participants receiving a distribution of stock, or cash in lieu thereof, within two years of the date of purchase, shall be ineligible to participate in the Plan for a period of one year. With respect to the executive officers of the Company, the Stock Purchase Plan sets forth certain restrictions, consistent with applicable Securities and Exchange Commission rules and regulations, regarding such changes in participation.

After every payroll period, the Company forwards the aggregate amount deducted from the participants' paychecks together with the 15% matching contribution to the plan administrator who then purchases Common Stock of the Company in open market transactions, in accordance with guidelines issued by the Securities and Exchange Commission. (The plan administrator is not, and under the terms of the Stock Purchase Plan cannot be, an affiliate of the Company.) Upon completion of the purchases, the plan administrator allocates on a monthly basis to each participant's account the number of shares, whole and partial, purchased based on the average purchase price per share. The Company has the right to amend or terminate the Plan at any time.

Participants realize taxable fringe benefit income at the time the 15% matching contribution is made. Because the Plan is not a tax-qualified plan and the participants make their contributions on an after-tax basis, there is no special tax treatment for the participants' contributions. Participants will be taxed on the gains if and when they realize them from the subsequent sale of the Common Stock purchased under the Plan. The Company will be entitled to deduct as an expense the amount of the 15% matching contribution and its costs incurred in administering the Plan.

The Board of Directors recommends that the Stockholders vote FOR the approval of the Stock Purchase Plan.


OTHER PROPOSALS

There is no reason to believe that any other business will be presented at the Meeting; however, if any other business should properly and lawfully come before the Meeting, the persons named in the proxy will vote in accordance with their best judgment.

For a Stockholder proposal to be presented at the next annual meeting, it must be received by the Company not later than November 21, 1995, in order to be included in the Proxy Statement and proxy for the 1996 annual meeting. Any such proposal should be addressed to the Company's Secretary and mailed to Post Office Box Ten, Columbia, South Carolina 29202.

     Stephen G. Morrison
     Secretary